Merchants Bancshares, Inc. Announces Dividend Declaration, Earnings Release Calendar and Extension of Stock Buyback Program

SOUTH BURLINGTON, VT -- (Marketwire - January 17, 2013) - Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, announced that its Board of Directors declared today, January 17, 2013, a dividend of 28 cents per share, payable February 14, 2013, to shareholders of record as of January 31, 2013. This quarter represents our 65th consecutive quarterly dividend payment and our 29th consecutive quarter at the current payout level.

Merchants also announced the extension, through January 2014, of its stock buyback program, originally adopted in January 2007. Under the program, Merchants may repurchase up to 200,000 shares of its common stock on the open market from time to time, and has purchased 143,475 shares to date. Although Merchants did not repurchase any of its shares during 2012, Merchants would like to continue to preserve its capital management flexibility with an active buyback program.

Michael R. Tuttle, our President and Chief Executive Officer, Janet P. Spitler, Executive Vice President and Chief Financial Officer and Geoffrey R. Hesslink, Executive Vice President and Senior Lender will host a conference call to discuss these earnings results at 9:00 a.m. Eastern Time on Thursday, January 24, 2013. Interested parties may participate in the conference call by dialing U.S. number (888) 317-6016, Canadian number (855) 669-9657 or international number (412) 317-6016; the title of the call is Merchants Bancshares, Inc. Earnings Call. Participants are asked to call a few minutes prior to register. A replay will be available until 9:00 a.m. Eastern Time on Thursday, January 31, 2013. The U.S. replay dial-in telephone number is (877) 344-7529. The international replay telephone number is (412) 317-0088. The replay access code for both replay telephone numbers is 10023203.

Established in 1849, Merchants Bank strives to deliver a fully integrated customer experience to its retail, commercial and investment customers, with a comprehensive array of online and mobile delivery options -- and 33 community bank offices and 40 ATMs throughout Vermont. Merchants Bank and its holding company, Merchants Bancshares, Inc., employ approximately 300 full-time employees and 40 part-time employees. Merchants Trust Company, a division of Merchants Bank, provides investment management, financial planning and trustee services. Please visit www.mbvt.com for access to Merchants Bank information, programs and services. Merchants' stock is traded on the NASDAQ Global Select Market under the symbol "MBVT." Member FDIC. Equal Housing Lender.

Contact:
Lisa Razo
(802) 865-1838